As filed with the Securities and Exchange Commission on October 31, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________________

KU6 MEDIA CO., LTD.
(Exact name of registrant as specified in its charter)
___________________

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Building 6, Zhengtongchuangyi Centre
No. 18 Xibahe Xili, Chaoyang District
Beijing 100020, People’s Republic of China
(Address of principal executive offices, including zip code)
___________________

Ku6 Media Co., Ltd. 2010 Equity Compensation Plan
(Full title of the plan)
___________________

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, DE 19711
(302) 738-6680
(Name, address and telephone number, including area code, of agent for service)
___________________

Copy to:
James C. Lin, Esq.
Davis Polk & Wardwell LLP
c/o 18th Floor, The Hong Kong Club Building
3A Chater Road
Hong Kong
(852) 2533-3300
___________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary shares, par value US$0.00005 per share	664,393,000	US$0.05103(2)	US$33,903,975(2)	US$3,885.40(2)
Ordinary shares, par value US$0.00005 per share	33,988,300	US$0.01825(3)	US$620,286(3)	US$71.08(3)
Total	698,381,300	N/A	US$34,524,261	US$3,956.48

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares which may be offered and issued to prevent dilution from share splits, share dividends or similar transactions as provided in the Ku6 Media Co., Ltd. 2010 Equity Compensation Plan (the “Plan”).

(2)
Pursuant to Rule 457(h) under the Securities Act, the proposed maximum offering price, per share and in the aggregate, and the registration fee for ordinary shares issuable upon the exercise of outstanding options are computed upon the basis of US$0.05103, the weighted average exercise price of such options.

(3)
Pursuant to Rule 457(h) under the Securities Act, the proposed maximum offering price, per share and in the aggregate, and the registration fee for ordinary shares issuable for available awards under the Plan are computed upon the basis of one hundredth of the average of the high price of US$1.86 and the low price of US$1.79 of the American depositary shares of Ku6 Media Co., Ltd. (the “Registrant”), each of which represents 100 ordinary shares, reported on the Nasdaq Global Market on October 26, 2011, in accordance with Rule 457(c) under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

            Information required by Item 1 and Item 2 of Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I have been or will be delivered to the participants in the Plan as required by Rule 428(b). These documents, which include the statement of availability required by Item 2 of Part I, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents of the Registrant filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)
The Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2010 filed with the Commission on June 28, 2011, which contains audited financial statements for the fiscal year ended December 31, 2010;

(b)
The Registrant’s reports of foreign private issuer on Form 6-K filed with the Commission on March 1, March 14, April 4, April 21, May 12, May 18, May 24, May 26, June 9, June 24, July 13, July 19, August 2, August 23, and September 30, 2011; and

(c)
The description of the Registrant’s ordinary shares and American depositary shares contained in the Registrant’s registration statement on Form 8-A (File No. 000-51116) filed with the Commission on January 12, 2005, including any amendment and report subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The current articles of association of the Registrant provide for indemnification of directors and officers from and against all actions, proceedings, costs, charges, losses, damages and expenses incurred in their capacities as such, except by or through their own willful neglect or default respectively.

The Registrant has also entered into indemnification agreements with each of its directors and executive officers, under which the Registrant agrees to indemnify each of them, to the fullest extent permitted by Cayman Islands law, its articles of association and other applicable law, from and against all expenses, liabilities and loss reasonably incurred from any proceeding to which the indemnitee is or was a party or in which the indemnitee is involved, as a party, witness or otherwise.

The Registrant has obtained a policy of directors’ and officers’ liability insurance that insures the Registrant’s directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the Exhibit Index attached hereto.

Item 9.	Undertakings

(a)  The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, People’s Republic of China on October 31, 2011.

KU6 MEDIA CO., LTD.

By:	/s/ Yu Shi
	Name:	Yu Shi
	Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Yu Shi and Tony Shen, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yu Shi	Chief Executive Officer	October 31, 2011
Yu Shi	(principal executive officer)

/s/ Tony Shen	Chief Financial Officer	October 31, 2011
Tony Shen	(principal financial and accounting officer)

/s/ Bruno Wu	Chairman of the Board and Director	October 31, 2011
Bruno Wu

/s/ Tianqiao Chen	Director	October 31, 2011
Tianqiao Chen

/s/ Danian Chen	Director	October 31, 2011
Danian Chen

/s/ Grace Wu	Director	October 31, 2011
Grace Wu

/s/ Haifa Zhu	Director	October 31, 2011
Haifa Zhu

/s/ Haibin Qu	Director	October 31, 2011
Haibin Qu

/s/ Wenwen Niu	Director	October 31, 2011
Wenwen Niu

/s/ Tongyu Zhou	Director	October 31, 2011
Tongyu Zhou

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this Registration Statement in Newark, Delaware on October 31, 2011.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1
Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s registration statement on Form F-1 (File No. 333-121987) filed with the Commission on January 12, 2005).

4.2
Amendment to the Amended and Restated Memorandum and Articles of Association of the Registrant adopted on October 16, 2009 (incorporated herein by reference to Exhibit 1.2 to the Registrant’s annual report on Form 20-F (File No. 000-51116) filed with the Commission on April 30, 2010).

4.3
Amendment to the Amended and Restated Memorandum and Articles of Association of the Registrant adopted on June 24, 2011 (incorporated herein by reference to Exhibit 1.3 to the Registrant’s annual report on Form 20-F (File No. 000-51116) filed with the Commission on June 28, 2011).

5.1	Opinion of Appleby, Cayman Islands counsel to the Registrant, regarding the legality of the securities being registered.

23.1	Consent of PricewaterhouseCoopers Zhong Tian CPAs Limited Company, independent registered public accounting firm.

23.2	Consent of Appleby (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page hereof)

99.1	Ku6 Media Co., Ltd. 2010 Equity Compensation Plan.